[POINTECOM (TM) PRESS RELEASE LETTERHEAD]


                            FOR  IMMEDIATE  RELEASE

POINTE COMMUNICATIONS CORPORATION ANNOUNCES ENGAGEMENT OF INVESTMENT BANKERS FOR $30 MILLION FINANCING AND $4 MILLION BRIDGE FUNDING

ATLANTA,  GEORGIA  -JANUARY 6, 1999 - POINTE COMMUNICATIONS CORPORATION (PCOM ON
--------------------------------------------------------------------------------
OTCBB)Chairman  and  CEO Stephen E. Raville today announced that the company has
------
engaged investment bankers to assist in the private offering of $30 million of the Company's convertible preferred stock. The Company intends to use the net proceeds of the offering to fund the development of its domestic and international communications network, to repay indebtedness and for working capital and other general corporate purposes. The private placement is being co-managed by investment banking firms headquartered in New York and Atlanta. The offering is being made only to qualified accredited investors and there can be no assurance that the offering will be completed. Raville stated that the Company has also secured $4 million in bridge financing to fund the firm's operations and network requirements in the period prior to the close of the private placement transaction.

"Pointe Communications continues to grow its business by serving key Hispanic markets in the U.S. and Central America. This funding, once complete, will give us the resources to secure our near term operational and network expansion, as well as achieve the buildout of certain competitive local exchange (CLEC) markets in 1999," said Raville.

Except for historical data, some matters discussed in this news release contain forward-looking statements that involve risks and uncertainties, many of which are outside the Company's control, and accordingly, actual results may differ materially. Factors that might cause such a difference include, but are not limited to, unexpected delays in the introduction of services, competitive developments, customer dissatisfaction with services, and the risk factors listed from time to time in the Company's SEC reports.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the convertible preferred securities or the underlying common stock, the subject of the private placement referred to herein.

Pointe Communications Corporation, operating under its brand name PointeCom (www.pointecom.net, information at rames@pointecom.net) provides Internet, telecommunications and telecommuting products and services for businesses operating in the Americas. The Company has offices in Houston, Atlanta and Miami, and facilities and operations in Panama, Mexico, Costa Rica, El Salvador, Nicaragua and Venezuela.

                                       ###





CONTACT   RICHARD  AMES,  DIRECTOR  OF COMMUNICATIONS      1-800-296-2066 EX 305